UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 7, 2015
Date of Earliest Event Reported: October 1, 2015

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 1, 2015, John Strickland, the then Manager of Supply of Vertex Energy, Inc. (the “Company”, “we” and “us”), and a long-time employee of the Company, was promoted to Chief Operating Officer. In connection with such appointment, David Peel, the then Chief Operating Officer of the Company stepped down from his role as Chief Operating Officer, provided Mr. Peel will continue with the Company in a non-executive consulting role moving forward.

John Strickland, Age 61

Mr. Strickland served as our Manager of Supply from the date of our April 16, 2009 merger transaction with Vertex Holdings, L.P. (“Holdings”). Prior to the consummation of the merger, Mr. Strickland had worked with Holdings as its Manager of Supply since October 2007. Prior to joining Holdings, Mr. Strickland was employed by Texpar Energy L.L.C., first as General Manager from November 1999 to November 2003 and then as Project Manager from November 2003 to October 2007. From 1986 to 1999, he was the General Manager and Vice- President of Sellers Oil Inc., then one of the largest recycling and fuel marketers of used oil and #6-fuel oil in the southeast. Mr. Strickland has over 21 years of experience in management roles of developing companies in the recycling of used oils and the fuel blending business. In his various positions, he has developed used oil collection fleets, environment services (non-hazardous), Terminal business of #6-oil from water ports and helped develop software for used oil collection fleets.

There is no family relationship between Mr. Strickland and any other officers or directors of the Company.

On or around July 2012, with an effective date of September 1, 2012, we entered into an Employment Agreement with Mr. Strickland, pursuant to which Mr. Strickland agreed to serve as our Manager of Supply (the “Strickland Employment Agreement”). Mr. Strickland was to receive a base salary of $150,000 per year during the term of the agreement (which has since been increased to $200,000 a year), which continues until August 31, 2017, provided that the agreement automatically extends for additional one (1) year periods in the event that neither party provides the other written notice of their intent not to automatically extend such agreement at least sixty (60) days prior to the end of the then current term of such agreement.

The Strickland Employment Agreement can be terminated by us for any reason, including for “Cause” – defined as (i) Mr. Strickland materially breaching any obligation, duty, covenant or agreement under the agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (if curable pursuant to the terms of the agreement); (ii) Mr. Strickland commits any material act of misappropriation of funds or embezzlement; (iii) Mr. Strickland commits any material act of fraud; or (iv) Mr. Strickland is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

The Strickland Employment Agreement can be terminated by Mr. Strickland for any reason, including “Good Reason”, which is defined as (a) without Mr. Strickland’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position provided for in the employment agreement, (b) there has been a material breach by us of a material term of the agreement or Mr. Strickland reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured following thirty (30) days after written notice of such violation or breach by us, (c) Mr. Strickland’s compensation is reduced without Mr. Strickland’s consent, (d) Mr. Strickland is forced by us to permanently move more than thirty (30) miles from his current location, or (e) we fail to pay to Mr. Strickland any compensation due to him upon five (5) days written notice from Mr. Strickland informing us of such failure.

If Mr. Strickland’s Employment Agreement is terminated without cause by us or terminated for good cause by Mr. Strickland, he is to receive severance pay equal to six weeks of salary. If his employment is terminated for any other reason, he is to receive any compensation earned as of the termination date. Additionally, Mr. Strickland agreed that he would not directly or indirectly, compete with us for a period of six months following the termination of his employment with us as an employee, employer, consultant, agent, investor, principal, partner, stockholder, corporate officer or director of any entity (except as provided in the Strickland Employment Agreement).

           Notwithstanding the above Strickland Employment Agreement, we are currently negotiating an updated Employment Agreement to provide for Mr. Strickland’s service to the Company as Chief Operating Officer, which we hope to enter into with Mr. Strickland shortly after the filing of this report.

Additionally, on September 30, 2015, Greg Wallace, the Vice President of Refining and Marketing resigned from all positions with the Company.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

99.1	Press Release of Vertex Energy, Inc., dated October 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: October 7, 2015	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Vertex Energy, Inc., dated October 8, 2015